Exhibit 23.3

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Zillow Group, Inc. for the registration of Class C capital stock and convertible senior notes and to the incorporation by reference therein of our report dated February 7, 2017, with respect to the consolidated financial statements of Zillow Group, Inc, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

June 27, 2018